ASSET PURCHASE AGREEMENT

                                      among

             BLUE SKY NATURAL BEVERAGE CO., a Delaware corporation,

                                  as Purchaser

                                       and

             BLUE SKY NATURAL BEVERAGE CO., a New Mexico corporation

                                    as Seller

                                       and

                                  ROBERT BLACK



                         Dated as of September 20, 2000









                                TABLE OF CONTENTS



                                                                           Page

1.       SALE AND PURCHASE OF ASSETS..........................................1

         1.1      Assets Transferred..........................................1

         1.2      Excluded Assets.............................................4

2.       CONSIDERATION........................................................5

         2.1      Purchase Price..............................................5

         2.2      Payment of Purchase Price...................................5

         2.3      Assumption of Certain Liabilities and Obligations...........5

         2.4      Nonassumption of Other Liabilities..........................5

3.       NON-ASSIGNABLE PURCHASED ASSETS......................................6

4.       TRANSFER OF EMPLOYEES AND EMPLOYEE BENEFITS..........................6

         4.1      Transfer of Employees.......................................6

         4.2      Seller Benefit Plans........................................6

5.       THE CLOSING..........................................................6

         5.1      The Closing.................................................7

         5.2      Certain Events at Closing...................................7

6.       REPRESENTATIONS OF SELLER............................................8

         6.1      Organization................................................8

         6.2      Authority Relative to This Agreement........................9

         6.3      Consents and Approvals; No Violations.......................9

         6.4      Charter Documents and Corporate Records.....................9

         6.5      Subsidiaries................................................9

         6.6      Financial Statements.......................................10

         6.7      Compliance with Laws; Permits..............................10

         6.8      Contracts..................................................10

         6.9      Absence of Undisclosed Liabilities.........................11

         6.10     Operations of Seller; Absence of Certain Changes...........11

         6.11     Brokers and Finders........................................13

         6.12     INTENTIONALLY LEFT BLANK...................................13

         6.13     Title to Properties........................................13

         6.14     Tangible Property..........................................14

         6.15     Inventory..................................................14

         6.16     INTENTIONALLY LEFT BLANK...................................14

         6.17     Litigation and Orders......................................14

         6.18     Proprietary Rights.........................................15

         6.19     Taxes......................................................17

         6.20     Insurance..................................................18

         6.21     Employee Benefit Plans and Employer Relations..............18

         6.22     Suppliers and Customers....................................21

         6.23     Officers, Directors and Employees..........................21

         6.24     Potential Conflicts of Interest............................21

         6.25     Effect of Transaction......................................22

         6.26     Accuracy of Information; Full Disclosure...................22

         6.27     Adequacy of the Purchased Assets...........................22

7.       REPRESENTATIONS OF PURCHASER........................................22

         7.1      Organization and Authority.................................22

         7.2      Authorization of Agreement.................................23

         7.3      Brokers and Finders........................................23

         7.4      Financing..................................................23

         7.5      Bankruptcy, Insolvency, Fraudulent Conveyance..............23

8.       AGREEMENTS OF SELLER AND PURCHASER..................................23

         8.1      No Solicitation of Transactions............................23

         8.2      Interim Operations.........................................24

         8.3      Access to Information......................................26

         8.4      Certain Filings, Consents and Arrangements.................27

         8.5      Notice.....................................................27

         8.6      Transitional Services......................................27

         8.7      Further Assurances.........................................28

         8.8      Use of Firm Name...........................................29

         8.9      Restrictive Covenants......................................29

         8.10     Estoppel; Infringement.....................................30

         8.11     Continuation of Product Liability Insurance................30

         8.12     Disposal of Cans...........................................30

9.       CONDITIONS TO OBLIGATIONS OF PURCHASER..............................31

         9.1      Closing Actions............................................31

         9.2      Continued Truth of Representations and Warranties..........31

         9.3      Consents of Third Parties..................................31

         9.4      Absence of Challenge.......................................31

         9.5      Litigation.................................................31

         9.6      Absence of Material Adverse Change.........................31

         9.7      Employment Arrangements....................................32

10.      CONDITIONS TO OBLIGATIONS OF SELLER.................................32

         10.1     Closing Actions............................................32

         10.2     Continued Truth of Representations and Warranties..........32

         10.3     Litigation.................................................32

11.      TERMINATION PRIOR TO THE CLOSING DATE...............................32

         11.1     Termination................................................32

         11.2     Effect on Obligations......................................33

12.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................33

13.      INDEMNIFICATION.....................................................33

         13.1     Indemnification by Seller..................................33

         13.2     Indemnification by Purchaser...............................34

         13.3     Limitation on Indemnification..............................35

         13.4     Exclusive Remedy...........................................35

14.      EFFECTIVENESS OF THIS AGREEMENT.....................................35

15.      EXPENSES............................................................35

16.      SALES, USE, TRANSFER AND OTHER TAXES................................35

17.      NOTICES.............................................................35

18.      SUCCESSORS..........................................................37

19.      PARAGRAPH HEADINGS..................................................37

20.      GOVERNING LAW; ARBITRATION..........................................37

         20.1     Governing Law..............................................37

         20.2     Arbitration................................................37

21.      ANNOUNCEMENTS.......................................................38

22.      ENTIRE AGREEMENT....................................................38

23.      COUNTERPARTS........................................................38

                                LIST OF EXHIBITS



Exhibit A - Escrow Agreement
Exhibit B - Assumption  Agreement
Exhibit C - Bill of Sale
Exhibit D - Assignment
Exhibit E - Opinion of Seller's Counsel
Exhibit F - Opinion of Purchaser's Counsel
Exhibit G - Seller's Certificate of Continued Truth of Representations Exhibit H - Purchaser's Certificate of Continued Truth of Representations
Exhibit I - General Release of Seller's Shareholders
Exhibit J - Trademark Assignment

                                LIST OF SCHEDULES


Schedule 1.1(b)   -     Proprietary Rights
Schedule 1.1(e)   -     Furniture, Fixtures, Equipment and Machinery
Schedule 1.1(h)   -     Contracts (Assumed)
Schedule 1.1(i)   -     Computer Processes and Software
Schedule 2.1      -     Allocation of Purchase Price
Schedule 3        -     Non-Assignable Purchased Assets
Schedule 4.1      -     Workers' Compensation Claims
Schedule 6.1      -     Jurisdictions
Schedule 6.3      -     Violations of Agreements due to Asset Purchase Agreement
Schedule 6.4      -     Charter and By-Laws
Schedule 6.6      -     Financial Statements
Schedule 6.7      -     Compliance; Permits
Schedule 6.8      -     Contracts (Not Assumed)
Schedule 6.9      -     Liabilities
Schedule 6.10     -     Operation of Seller - Extraordinary Events
Schedule 6.13     -     Tax Liens
Schedule 6.14     -     Exceptions to Tangible Property
Schedule 6.17     -     Litigation and Administrative Investigations
Schedule 6.19     -     Taxes
Schedule 6.20     -     Insurance
Schedule 6.21     -     Employee Benefit Plans
Schedule 6.22     -     Suppliers and Customers - Changes
Schedule 6.24     -     Conflicts of Interest
Schedule 6.25     -     Effect of Transaction
Schedule 8.12     -     Disposal of Cans

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of September 20, 2000 by and among Blue Sky Natural Beverage Co., a Delaware corporation
("Purchaser"), Blue Sky Natural Beverage Co., a New Mexico corporation ("Seller"), and Robert Black, a shareholder of Seller ("Black").

                              W I T N E S S E T H :

     WHEREAS, Seller is in the business of marketing, selling and distributing natural soda products (the "Business");

     WHEREAS, Seller desires to sell to Purchaser substantially all the assets, properties and Business of Seller;

         WHEREAS, Purchaser desires to purchase the assets, properties and Business of Seller on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

1.       SALE AND PURCHASE OF ASSETS.

1.1 Assets Transferred. Subject to the terms and conditions of this Agreement, and to the continued accuracy of the representations and warranties contained herein on the Closing Date (as hereinafter defined), Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, receive and accept delivery from Seller, at the Closing provided for in Article 5, except for the Excluded Assets (as defined in paragraph 1.2), all of Seller's then existing properties, assets and business as a going concern of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, and whether on or off the books of Seller relating to the Business, whether arising by contract, law or otherwise, all as the same shall exist on the
Closing Date (collectively, the "Purchased Assets"), including, without limitation, the following:

(a) All prepaid items and deposits arising out of or relating to the Business, if any, identified on Schedule 1.1(a);

(b) All right, title and interest of Seller throughout the universe, now or hereafter known or existing and of every kind and nature, whether tangible or intangible and whether arising by statute, common law, operation of law, ownership, assignment, agreement, contract, lease, license, consent, permit or otherwise, and however designated, in and to:

(i) any and all of the trademarks, service marks, trade names and copyrighted and copyrightable works listed on Schedule 1.1(b), together with the goodwill of the business associated therewith and/or symbolized thereby; and

(ii) any and all of the following used by Seller in connection with the Business, whether or not listed on Schedule 1.1(b):

(A) works of authorship and expression, and other literary property, whether or not copyrightable, including copyrights, author rights and moral rights (such as, without limitation, any right to identification of authorship or limitation on subsequent modification);

(B) trademarks, service marks, trade names, logos, trade dress (including, without limitation, configuration, design and packaging), goodwill, rights of publicity and privacy (including, without limitation, photographic and other releases, whether published or unpublished), marketing rights, membership rights, franchise rights, rights against unfair competition, and any similar rights, together with the goodwill of the business associated therewith and/or symbolized thereby;

(C) inventions, discoveries, industrial property, industrial designs, and patents and other government-issued indicia of invention ownership;

(D)                            semiconductor chips and mask works;

(E) trade secrets, know-how, research and development, work products, technologies, confidential information and technical data, whether or not protectable by patent, copyright or trade secret laws;

(F)                            Web addresses, sites and domain names;

(G) other intellectual property, industrial property and proprietary rights, titles, interests and privileges, however designated, that are similar or analogous to any of the foregoing, including without limitation any and all rights in and to product configurations and designs, label designs, graphic and artistic designs; artwork; product formulas and formulations; records, inventory, general intangibles and rights to remuneration; character rights; rental rights; software, programs, object codes, source codes, algorithms, patches, fixes and work-arounds; manufacturing, product, software and system documentation, requirements and specifications; products, products-by-process, apparatuses, technology and devices; methods, techniques, processes and procedures; ideas, concepts, information, data and studies; tests, plans and reports; and other tangible and intangible matter of any nature, in and form, format, platform or medium whatsoever;

(H)                            registrations,       applications,      renewals,
                               extensions, continuations, divisions, reissues and restorations with respect to each of the foregoing now or hereafter in force, in whole and/or in part;

(I)                            associated      documentation,       corrections,
                               enhancements, modifications, improvements and derivative works with respect to each of the foregoing;

(J) rights of possession, ownership, use and enjoyment with respect to each of the foregoing, including, without limitation, the right to license, sublicense, franchise, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition or use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims, demands or causes of action of any kind with respect thereto); and

(K) claims, demands and causes of action of any kind with respect to, and any and all other rights relating to the enforcement of, any of the foregoing, including, without limitation, any claims, demands or causes of action for any infringement, conversion, misappropriation, dilution or other violation of or injury to any of them;

each and all of the foregoing being hereinafter referred to collectively as the "Proprietary Rights". To the extent, if any, that any moral rights of Seller or of the author of any work encompassed by the Proprietary Rights cannot be legally transferred by Seller, they shall be waived in a signed writing providing for same;

(c) All of Seller's right, title and interest in all raw materials which are to be incorporated into products of the Business, work in progress, and packaging and labeling, wherever located, whether or not owned by Seller, in each case which are used or held by Seller, suppliers or third parties for use by Seller in the conduct of the Business, together with all rights of Seller against suppliers of such inventories ("Closing Date Raw Materials");

(d) All of Seller's right, title and interest in all finished products relating to the Business, whether or not owned by Seller, wherever such products are located ("Closing Date Finished Inventory");

(e) All of Seller's furniture, fixtures, equipment, improvements, machinery, furnishings, office equipment, tools and other articles of personal property, whether on or off the books of Seller, used in connection with the Business, the material items of which are identified on Schedule 1.1(e);

(f) All supplies and sundry items, including all past and current mailing lists, promotional materials, media kits, materials and records, manuscripts, marketing studies and reports, price lists, stationery, forms, labels, telephone numbers, key and lock combinations, computer software programs and systems, existing files, correspondence, internal records and reports, discs and tapes, and books and records of, or relating to and material to the operation of, the Business, the Purchased Assets and the obligations and liabilities of Seller assumed by Purchaser hereunder (including all customer files and supplier records, but excluding records relating to accounts payable and accounts receivable, the tax and accounting books and returns of Seller, the corporate records, including minute books and stock ledgers of Seller, and records to the extent relating to obligations or liabilities not assumed by Purchaser;

(g) Copies of all personnel records and payroll records for the then current and three preceding calendar years for any employees of Seller who, on the Closing Date, have been offered and have accepted employment with Purchaser;

(h) All right, title and interest of Seller in all agreements, contracts and licenses related to the Business listed on Schedule 1.1(h) (collectively, the "Contracts");

(i) All right, title and interest of Seller in all computer related processes and software, software systems, databases and database systems, whether owned, leased or licensed by Seller, including those identified on Schedule 1.1(i); and

(j) All other assets of Seller of whatever nature or description, whether tangible or intangible, not otherwise detailed above, including, without limitation, all of the goodwill and going concern value, relating to the Business, all claims and causes of action against third parties, and, if and to the extent they may be sold, conveyed, assigned, and transferred, all Permits (as defined below) affecting or relating to the Business, so that Purchaser may carry on the Business as currently conducted by Seller after the Closing Date.

1.2 Excluded Assets. Seller will retain and not transfer the following assets, which shall not constitute Purchased Assets pursuant to paragraph 1.1 above (collectively, the "Excluded Assets"):

(a) all bank accounts and cash of Seller;

(b) All accounts receivable arising out of or relating to the Business in existence on the Closing Date;

(c) All notes receivable arising out of or relating to the Business, if any, in existence on the Closing Date;

(d) the motor vehicle, the Edmund Curtis photographs and prints, and all office, computer and communications furniture and equipment and personal effects (including without limitation artwork) used by or situated within the office spaces (office or home) of Black;

(e) any claim of Seller arising under any contract or agreement whose obligations and liabilities are not assumed by Purchaser;

(f) all rights under the lease for premises at 510 Don Gaspar, Santa Fe, New Mexico (the "Leased Premises");


(g) the equipment lease for the postage meter and telephone system serving the Leased Premises;

(h) all rights, claims, prepayments and deposits arising or made under the policy of liability insurance covering the Leased Premises, the keyman life insurance policy covering Robert Black, and the health insurance policy covering Sellers employees;

(i) all rights which accrue or will accrue to Seller under this Agreement or any agreement, instrument or document executed or delivered pursuant to or in connection with this Agreement;

(j) the assets of any Seller Benefit Plan;

(k) any right or claim of Seller for any federal, state, local or foreign tax refund relating to any period before the Closing Date; and

(l) that Promissory Note dated September 14, 1995 given by Bruno Investments LLC, a New Mexico limited liability company, to Seller.

2.       CONSIDERATION.

2.1 Purchase Price. The total purchase price (the "Purchase Price") for the Purchased Assets shall be $6,500,000. The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 2.1.

2.2 Payment of Purchase Price. At the Closing Purchaser shall effect payment of the Purchase Price as follows:

(a) Purchaser shall deposit with Wells Fargo Bank, N.A., 150 Washington Avenue, Santa Fe, New Mexico, as escrow agent (the "Escrow Agent"), in an interest bearing account, the amount of $200,000 (together with any accrued interest thereon from time to time, the "Escrow Deposit"). The Escrow Deposit shall be disbursed in accordance with the terms of the Escrow Agreement (the "Escrow Agreement"), substantially in the form of Exhibit A; and

(b) Purchaser shall pay to Seller the Purchase Price less the amount of the Escrow Deposit, by wire transfer of immediately available funds.

2.3 Assumption of Certain Liabilities and Obligations. On the Closing Date, Purchaser shall assume and comply with all obligations and liabilities of Seller whose performance or satisfaction first becomes due on or after the Closing Date under each Contract listed on Schedule 1.1(h) (Seller has furnished Purchaser with true copies of all such written Contracts). The foregoing liabilities being assumed by Purchaser are referred to hereinafter collectively as the "Assumed Liabilities". Purchaser's assumption of the Assumed Liabilities shall be pursuant to an assumption agreement to be executed and delivered at the Closing in the form of Exhibit B (the "Assumption Agreement").

2.4 Nonassumption of Other Liabilities. Other than the Assumed Liabilities, Purchaser does not assume and shall in no event be liable for any liabilities, debts or obligations of Seller, whether accrued, absolute, matured, contingent or otherwise, including, without limitation, trade accounts payable and accrued expenses, taxes of any kind (except as otherwise provided in paragraph 16), any liabilities for fees or expenses incident to the preparation of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, counsel, accountant's or finder's fees of Seller, liabilities under the Seller Benefit Plans (as defined in paragraph 6.21(a) below), or any other expenses, debt, contracts, agreements, leases or other obligations which are not specifically assumed hereunder.

3.       NON-ASSIGNABLE PURCHASED ASSETS.

     Notwithstanding anything to the contrary contained in this Agreement, Seller shall hold in trust for the benefit of and account of Purchaser, any non-assignable Purchased Assets and all Purchased Assets with respect to which consents to assignments shall not have been obtained or any attempted assignment of which would be ineffective or could reasonably be expected to impair the rights of Seller thereunder, if any, or could increase or adversely affect its obligations, all as listed on Schedule 3 hereto (the "Non-Assignable Assets"), and, insofar as permissible, assign to the Purchaser, from time to time, all of such Non-Assignable Assets, and remit to the Purchaser all amounts paid to Seller with respect thereto after the Closing promptly upon the receipt thereof less all charges properly allocable thereto other than charges resulting from new agreements entered into in connection with or in contemplation of the consummation of the transactions contemplated hereby. Except for Non-Assignable Assets, nothing contained herein shall relieve Seller of its obligations hereunder either (i) to obtain at its expense all necessary consents to assignment of the Purchased Assets or (ii) to indemnify Purchaser for any and all Losses (as defined in paragraph 13.1 below) suffered by Purchaser resulting from any failure to assign or to obtain necessary consents to assignment of any of the Purchased Assets; provided, however, that, except with respect to the Non-Assignable Assets, nothing in this subsection (ii) shall relieve Seller of its obligation hereunder to use its best efforts to obtain all necessary consents.

4.       TRANSFER OF EMPLOYEES AND EMPLOYEE BENEFITS.

4.1 Transfer of Employees. Purchaser shall be under no obligation to offer employment on the Closing Date to the present employees of Seller. Seller shall exert its commercially reasonable efforts to assist Purchaser to retain the services of the employees designated by Purchaser for employment by Purchaser. Seller shall be responsible for all benefits and other payments to all of its employees accrued through the Closing Date and for all severance or other payments due to its employees who are not employed by Purchaser.

4.2 Seller Benefit Plans. The parties hereto agree that Purchaser shall not have any liability or obligation to continue or to make any contribution or payment after the Closing Date with respect to any Seller Benefit Plan (as defined in paragraph 6.21(a) below) maintained by Seller for employees. If Purchaser is compelled to make any contribution or payment or pay any claim by a competent authority in respect of any Employee Benefit Plan, Seller and Black shall indemnify and hold Purchaser harmless against any and all Losses arising therefrom or relating thereto as provided in paragraph 13.1 hereof. To the extent that Seller shall incur liability for withdrawal under any Multi-Employer Plan (as defined in paragraph 6.21(a) below) to which it may be a party, or for any other unfunded benefit liabilities, Seller and Black shall bear all such liability and shall indemnify and hold Purchaser harmless against such liability.

5.       THE CLOSING.

5.1 The Closing. The "Closing" or "Closing Date" means the time at which Seller effects the transfer of the Purchased Assets in exchange for the consideration to be delivered by Purchaser pursuant to Article 2 hereof. The Closing shall take place at the offices of Hansen Beverage Company, 2380 Railroad Street, Suite 101, Corona, California 91720, at such time as the parties shall agree in writing, subject to paragraph 11.1(b).

5.2 Certain Events at Closing. In addition to such other actions as may be provided for herein, the following actions shall be taken at the Closing:

(a) Seller shall deliver to Purchaser a duly executed and acknowledged bill of sale in the form of Exhibit C hereto, duly executed and acknowledged assignments in the forms of Exhibit D hereto, and all such other executed endorsements, assignments, vehicle registrations and other instruments of transfer and conveyance, in form and substance satisfactory to counsel for Purchaser, as Purchaser shall request to effectively vest in Purchaser all right, title and interest in the Purchased Assets, free and clear of all Liens (as defined in paragraph 6.10(b) below) of any kind whatsoever except as otherwise specifically contemplated pursuant to the terms of this Agreement.

(b) Purchaser shall deliver to Seller an Assumption Agreement as provided for in paragraph 2.3.

(c) Purchaser shall deliver to the Escrow Agent the Escrow Deposit as provided for in paragraph 2.2(a).

(d) Purchaser shall deliver to Seller the cash payment as provided in paragraph 2.2(b).

(e) Seller shall deliver to Purchaser the opinion dated the Closing Date of Schuler, Messersmith, Daly & Lansdowne, counsel for Seller, substantially in the form of Exhibit E attached hereto and otherwise in form and substance satisfactory to Purchaser.

(f) Purchaser shall deliver to Seller and Black the opinion dated the Closing Date of Winston & Strawn, counsel for Purchaser, substantially in the form attached hereto as Exhibit F and otherwise in form and substance satisfactory to Seller.

(g) Seller and Black shall have delivered to Purchaser a certificate addressed to Purchaser and executed by an authorized officer of Seller and Black dated the Closing Date in the form attached hereto as Exhibit G.

(h) Purchaser shall have delivered to Seller and Black a certificate addressed to Seller and Black and executed by an authorized officer of Purchaser dated the Closing Date to the effect set forth in Exhibit H.

(i) Seller shall deliver to Purchaser (x) evidence reasonably acceptable to Purchaser that Seller's indebtedness to Los Alamos National Bank has been paid in full (which indebtedness is to be paid by wire transfer to Los Alamos National Bank of a portion of the Purchase Price otherwise payable to Seller pursuant to paragraph 2.2(a) and which evidence may be written confirmation faxed by Los Alamos National Bank that it has received such wire transfer and such payment constitutes the payment in full of Seller's indebtedness and (y) UCC-3 termination statements and any other documentation required to release and terminate all Liens (as defined in paragraph 6.10(b)) on the Purchased Assets (which termination statements will be delivered by Los Alamos National Bank at its principal office in Los Alamos, New Mexico to a representative of Purchaser).

(j) Seller shall deliver to Purchaser the Trademark Assignment in the form attached hereto as Exhibit J and all such other documents, certificates and agreements necessary or useful to transfer and assign to Purchaser, and for Purchaser to record, register and file with the U.S. Patent and Trademark Office and all other applicable registration authorities, all of Seller's right, title and interest in and to, the Proprietary Rights, free and clear of all Liens, in form and substance satisfactory to Purchaser and Seller.

(k) Black and his wife shall execute and deliver to Purchaser a general release with respect to all claims they have or may have against Seller in the form attached hereto as Exhibit I.

6.       REPRESENTATIONS OF SELLER.

The following representations and warranties are made jointly and severally by Seller and Black to Purchaser as of the date of this Agreement, unless another effective date is specified. Each representation and warranty is subject to and modified by any exceptions or information noted in the Schedules attached to this Agreement. For purposes of this Article 6, "material" (including, with its correlative meaning, "materially") means an effect which has resulted or is reasonably likely to result in a Loss or Losses (as such terms are defined in paragraph 13.1 below) exceeding $10,000 and "Knowledge" means as to Seller, any fact actually known by Black or Michael E. Rising and, as to Black, any fact actually known by Black.

6.1 Organization. Seller is a corporation validly existing and in good standing under the laws of the State of New Mexico and has the requisite corporate power and authority to carry on its business as it is now being conducted. Seller is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, assets, properties, prospects, results of operations or financial condition of Seller taken as a whole (a "Material Adverse Effect"). Set forth on Schedule 6.1 is a true and complete list of all the jurisdictions in which Seller is registered or qualified to do business, sells to distributors, has offices, maintains a stock of goods or other property, or has an agent who is a resident in the jurisdiction in which he or she solicits orders or has registered trade names. Seller possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name, to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted ("Licenses"), except where the failure to possess a License would not, individually or in the aggregate, have a Material Adverse Effect.

6.2 Authority Relative to This Agreement. Black is an adult and is competent to execute, deliver and perform this Agreement and to carry out his obligations hereunder. Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and the stockholders of Seller. No other corporate proceedings on the part of Seller or its stockholders are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and Black and constitutes a valid and binding obligation of Seller and Black, enforceable against Seller and Black in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar statutory and decisional law affecting creditors' rights and debtors' obligations generally, and to equitable principles, the discretion of courts in awarding equitable relief, and applicable law that may limit or otherwise affect the enforceability of the provisions of Article 3 and 13 hereof.

6.3 Consents and Approvals; No Violations. No filing or registration with, and no permit, authorization, consent or approval of, any domestic or foreign government or public body, agency or authority ("Governmental Entity") is necessary for the consummation by Seller of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller and Black nor the consummation by Seller and Black of the transactions contemplated hereby nor compliance by Seller and Black with any of the provisions hereof will (a) conflict with or violate any provision of the charter or by-laws or similar organizational documents of Seller, (b) conflict with or result in violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Seller or Black is a party or by which either of them or any of their properties or assets may be bound, (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller or Black or any of their properties or assets, or (d) conflict with or constitute or result in a violation or breach (with or without due notice or lapse of time or both) of any legal or enforceable duty or obligation between Seller and Black, or between either or both of them and any third party.

6.4 Charter Documents and Corporate Records. Attached as Schedule 6.4 are true and complete copies of a Certificate of Good Standing of Seller issued by the Public Regulation Commission of the State of New Mexico and the articles of incorporation and by-laws (certified by Seller's secretary or assistant secretary) of Seller, each as amended and in effect on the date hereof. The stock books of Seller which have been made available to Purchaser for its inspection are true and complete. The minute books of Seller, as previously made available to Purchaser, contain records accurate in all material respects of all meetings of and resolutions of, or written consents by, the stockholders or Board of Directors of Seller since 1987.

6.5 Subsidiaries. Seller does not own directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

6.6 Financial Statements. Schedule 6.6 sets forth the balance sheets of Seller at December 31, 1999, 1998 and 1997 (collectively, the "Year-End Balance Sheets"), and the related statements of income and retained earnings and cash flows for the years then ended, audited by Arthur Andersen LLP, independent certified public accountants (collectively, the "Year-End Financial Statements"). Also set forth on Schedule 6.6 is the interim unaudited balance sheet of Seller for the six months ended June 30, 2000 (the "Interim Balance Sheet"), and the related unaudited statements of income and retained earnings for the six months then ended (collectively, the "Interim Financial
Statements"). The Year-End Financial Statements and the Interim Financial Statements (a) are in accordance with books and records of Seller and, (b) fairly present the assets and liabilities and results of operations of Seller as at the respective dates and for the respective periods referred to therein, and
(c) were prepared in accordance with generally accepted accounting principles (in the case of the Interim Financial Statements, subject to normal recurring year-end adjustments), uniformly applied on a basis consistent with that of prior years. The Year-End Balance Sheets and the Interim Balance Sheet are sometimes referred to herein collectively as the "Balance Sheets". The books of account and other financial and corporate records of Seller are complete and correct in all material respects.

6.7 Compliance with Laws; Permits. Seller is in compliance with all orders, judgments, decrees, laws, statutes, ordinances, rules and regulations (collectively, "Laws") applicable to it or its business or properties, except where any noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. Seller has not received any notice of any alleged violation of Law applicable to Seller or to its business or properties, except where such violation, individually or in the aggregate, would not have a Material Adverse Effect. Seller has all governmental permits, licenses, orders and authorizations, and has made all required filings and registrations with, Governmental Entities, required for the conduct of its business as presently conducted and the ownership, lease or operation of its properties, except where the failure to have obtained any such permit would not, individually or in the aggregate, have a Material Adverse Effect (the "Permits"). A complete and correct list of the Permits held by Seller is set forth on Schedule 6.7, and a true and complete copy of each such Permit has been previously delivered to Purchaser. All the Permits are valid and in full force and effect, and Seller has duly performed and is in compliance with all its obligations under the Permits, except where any noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. No event has occurred with respect to the Permits which allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation or termination thereof or would result in any other material impairment of the rights of Seller in and under any of the Permits, except where the suspension, limitation, revocation or termination, individually or in the aggregate, would not have a Material Adverse Effect, and, to the Knowledge of Seller and Black, no terminations thereof or proceedings to suspend, limit, revoke or terminate any Permit have been threatened.

6.8 Contracts. (a) Except as set forth on Schedule 1.1(h) or as otherwise disclosed on Schedule 6.8, Seller is not a party to any written or oral contract or agreement in effect on the date of this Agreement related to the Business or the Purchased Assets (i) which constitutes a lease of property from or to third parties; (ii) which involves more than $10,000 for the purchase of materials, commodities, supplies or other property or for the receipt of services or for the sale of property in the ordinary course of business; (iii) which constitutes a partnership, joint venture, shareholder or similar agreement; (iv) which constitutes a mortgage, pledge, deed of trust, loan or credit agreement, contract for borrowed money, guaranty, letter of credit, currency or interest rate exchange agreement, keep-well or similar instrument or agreement; (v) containing non-competition or other limitations restricting the conduct of the business of Seller; (vi) which constitutes a manufacturer's representative agreement, brokers agreement, distributorship or dealer agreement or other agreement relating to the sale or distribution of products to or by persons or other retailers; (vii) involving in excess of $10,000 in any year and not made in the ordinary course of business; (viii) with any manufacturer, supplier or customer with respect to discounts or allowances; (ix) relating to the acquisition or disposition of businesses, product lines or a material amount of assets; (x) for the indemnification of an Employee (as defined below) of Seller;
(xi) which is not of the type referred to in clauses (i) through (x) to which Seller is a party or by which Seller or any of its properties and assets may be bound or affected and (A) which involves more than $10,000, (B) which cannot be canceled within 30 days without penalty, or (C) is otherwise material to the Business; or (xii) to which any affiliate of Seller is a party. Seller has made available to Purchaser true and complete copies of all Contracts which are required to be disclosed pursuant to this Agreement.

(b) All purchase orders and commitments and all sales orders and commitments of Seller related to the Business have been entered into in the ordinary course of business.

(c) No default or alleged default or any event which, with the lapse of time or the election of any person other than Seller, will become a default exists under any of the Contracts listed in Schedule 1.1(h). Each of the Contracts is now valid, in full force and effect and enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar statutory and decisional law affecting creditors' rights and debtors' obligations generally, and to general equitable principles, and the discretion of courts in awarding equitable relief) and Seller has fulfilled in all material respects, all its obligations under the Contracts whose performance or satisfaction are due as of the date of this Agreement.

6.9 Absence of Undisclosed Liabilities. Seller is not subject to any debts, claims, liabilities or obligations, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise and whether due or to become due ("Liabilities") other than (a) to the extent reflected, reserved against or otherwise disclosed in the Interim Balance Sheet, and (b) Liabilities arising since June 30, 2000 in the ordinary course of business consistent (in amount and kind) with past practice and which do not, singly or in the aggregate, have a Material Adverse Effect. Neither Seller nor Black has any knowledge of any circumstance, condition, event or arrangement that would hereafter give rise to any Liabilities of Seller or any successor to its business except in the ordinary course of business consistent with past practice or as otherwise set forth on Schedule 6.9.

6.10 Operations of Seller;  Absence of Certain  Changes.  Except as set forth on
Schedule 6.10, or pursuant to or as contemplated by this Agreement, since January 1, 2000, Seller has not:

(a) suffered any change, event or series of changes or events which has or could reasonably be expected to have a Material Adverse Effect, whether or not covered by insurance;

(b) incurred any indebtedness or assumed, guaranteed or otherwise become liable or responsible for the obligations of any other person or made any loans, advances or capital contributions to, or investments in, any other person or granted any security interest or created or modified any liens, claims, mortgages, security interests, options, charges, restrictions and other encumbrances of any kind ("Liens") on any of its properties or assets, other than in the ordinary course of business consistent with past practice with persons that are not affiliates of Seller or any stockholder of Seller;

(c) modified, amended, terminated, transferred or waived any material right under, any contract or other agreement of the type required to be set forth on any Schedule hereto, except as disclosed on such Schedule, or entered into any agreement, arrangement or other understanding to do any of the foregoing, or permitted to lapse any right, title or interest in to any Proprietary Rights or sold, assigned, licensed, transferred or otherwise disposed of any right, title or interest therein, other than in the ordinary course of business consistent with past practice with persons that are not affiliates of Seller or any stockholder of Seller;

(d) made any changes in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it;

(e) materially changed any of its business operations or business policies, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or other product acquisition policies;

(f) except for sales of inventory or equipment in the ordinary course of business, sold, abandoned, transferred, leased, licensed or made any other disposition of any of its material properties or assets or acquired any capital stock or business of any other person (or reached an agreement, arrangement or understanding to do the same);

(g) paid, directly or indirectly, any of its material Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

(h) entered into, amended or terminated, or made any commitment to enter into, amend or terminate any Seller Benefit Plan, Employee Agreement or Welfare Plan (each as defined below), employment, consulting, severance, termination, retirement or indemnification agreement, contract, policy, plan, practice or arrangement (other than the hiring or dismissal of at will employees in the ordinary course of business consistent with past practice), or granted any increase in the compensation payable or to become payable by Seller to any employee, or paid any bonus, fee or other compensation to any such employee other than in the ordinary course of business consistent (in amount and kind) with past practice, or entered into or increased the amounts payable or to become payable by Seller with respect to any employee pursuant to any Employee Agreement or Seller Benefit Plan;

(i) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any material Contract or other agreement to which it is or was a party except in the ordinary course of business;

(j) amended its charter or by-laws or merged with or into or consolidated with any other person, subdivided, combined or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(k) engaged in any other transaction involving the expenditure or incurrence of a liability of more than $25,000 other than in the ordinary course of business consistent (in amount and kind) with past practice or agreed to do any of the foregoing;

(l) suffered any material damage, destruction or casualty loss to its physical properties, whether or not covered by insurance;

(m) made any declaration of, or set aside or paid, any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Seller, or issued, pledged or sold any shares of capital stock of Seller, or any other securities or rights, convertible into or exchangeable for or conferring the right to purchase shares of capital stock of Seller (or entered into any agreement, arrangement or other understanding to do the same) or directly or indirectly purchased, redeemed, retired or otherwise acquired any shares of capital stock of Seller or other securities convertible into, exchangeable for or conferring the right to purchase shares of capital stock of Seller (or entered into any agreement, arrangement or other understanding to do the same);

(n) to the Knowledge of Seller and Black, been the subject of any investigation by a Governmental Entity or litigation commenced or threatened since January 1, 2000 which may have a Material Adverse Effect;

(o) offered any unusual or extraordinary promotions, discounts, price reductions or other inducements to purchase its products to any of its customers or prospective customers; or

(p) engaged in any transaction with an affiliate of Seller or any stockholder of Seller other than the Contracts disclosed in Schedule 1.1(h).

6.11 Brokers and Finders. Except for Montery Bay Corporate Development, neither Seller nor any of its stockholders has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. Seller shall be solely responsible for the payment of all of the fees and expenses of Montery Bay Corporate Development.

6.12     INTENTIONALLY LEFT BLANK.

6.13 Title to Properties. (a) Seller has good, valid and marketable title to, or good, valid leasehold and/or license rights and interests in, all the Purchased Assets, each of which rights and titles are transferable to Purchaser, including, without limitation, (i) all of the Purchased Assets reflected on the Balance Sheets, (ii) those properties described in paragraphs 6.14, 6.15, 6.16 and 6.18 which are Purchased Assets, and (iii) the Proprietary Rights and all other Purchased Assets of any kind used or held for use by Seller which the Seller purports to own, lease, license or otherwise hold, in each case free and clear of any Liens or exceptions to title, except for: (A) properties disposed of, or subject to purchase or sales orders or conditional sale arrangements, in the ordinary course of business consistent with past practice; (B) Liens securing taxes, all of which are due but not delinquent or are being contested in good faith and are set forth on Schedule 6.13; and (C) Liens which do not, individually or in the aggregate, materially detract from the value of such property, interfere with the use, occupancy or operation of such property as currently used or otherwise have a Material Adverse Effect.

6.14 Tangible Property. Except as set forth on Schedule 6.14, the machinery, equipment, furniture, fixtures, vehicles, any related capitalized items and other tangible property material to the Business or operations of Seller (the "Tangible Property") are in good operating condition and repair (normal wear and tear excepted), have received through the date hereof continued repair and replacement in accordance with past practice, are suitable for their current use and are currently in use by Seller in the operation of its Business in the ordinary course. To the knowledge of Seller and Black, the Tangible Property is free of any material structural or engineering defects. Except as set forth on
Schedule 6.14, during the past five years there has not been any significant interruption of the operations of Seller due to inadequate maintenance or obsolescence of the Tangible Property.

6.15 Inventory. All the inventory of Seller (the "Inventory") in existence on the Closing Date will be suitable, usable or (in the case of finished goods and products) salable at market prices in the ordinary course of business for the purpose for which intended. Seller does not know of any adverse condition affecting a material source of materials available to Seller. The quantity of the Inventory on hand at the Closing Date will be at levels customary for Seller for that time of year and sufficient to meet the requirements of then outstanding and projected sales Contracts of Seller, or, if at greater than customary levels, then consistent with the requirements of then outstanding sales Contracts of Seller.

6.16     INTENTIONALLY LEFT BLANK.

6.17     Litigation and Orders.  Except as set forth on Schedule 6.17:

(a) There are no actions, suits or legal, administrative or arbitral proceedings, charges or investigations (collectively "Litigation") pending or, to the knowledge of Seller and Black, threatened against, affecting or involving Seller or any of its rights or properties, assets or operations, including without limitation the Proprietary Rights, or which seek to prevent or challenge the transactions contemplated hereby;

(b) There are no judgments, decrees, injunctions, rules or orders of any Governmental Entity (collectively, "Orders" and, Orders together with Litigation being referred to herein as "Claims") outstanding against Seller;

(c) All notices required to have been given by Seller to any insurance company have been timely and duly given, and no insurance company has asserted in writing that any Claim is not covered by the applicable policy relating to such Claim;

(d) There are no product liability claims, or claims of warranty liability or field failure involving product recall, pending or, to the Knowledge of Seller and Black, threatened against or involving Seller or any products manufactured, sold or distributed by Seller;

(e) There are no Claims pending against Seller, or to the Knowledge of Seller and Black, threatened in respect of or for any deposits, containers, redemption or recycling of any products of Seller; and

(f) There are no Claims pending or, to the Knowledge of Seller and Black, threatened (other than worker's compensation claims in the ordinary course of business, all of which are covered by insurance and set forth on Schedule 6.17) that could reasonably be expected to give rise to any right of indemnification on the part of any employee of Seller, or his heirs, executors or administrators, against Seller, or any successor to the business of Seller.

6.18 Proprietary Rights. (a) Upon Closing and thereafter, Purchaser shall have and receive, by purchase and assignment from Seller, all Proprietary Rights necessary and sufficient to authorize and enable Purchaser to operate the Business for the uses and purposes and in the manner conducted by Seller on and immediately before the date of Seller's execution of this Agreement. Upon the execution of this Agreement and thereafter through and upon Closing, no right, title or interest of Seller in or to the Proprietary Rights will lapse or be sold, assigned, licensed, transferred or otherwise disposed of, in whole or in part, except pursuant to the purchase and sale, assignment and transfer to Purchaser of the Proprietary Rights prescribed by this Agreement. All rights to works of authorship, inventions and other intellectual properties (as comprised of the categories and examples set forth in the description of the Proprietary Rights), and all registrations and applications for registration thereof, that have heretofore been owned or held at any time by any employee of Seller and used in the Business of Seller in any manner have been duly, fully and effectively transferred to Seller. The consummation of the transactions contemplated hereby will result in the valid transfer by Seller to Purchaser of the rights and interests of Seller in all Proprietary Rights of Seller, including without limitation all of the items listed on Schedule 1.1(b). Except as is expressly disclosed on Schedule 1.1(b) or Schedule 6.18:


(i) Seller is, as of the date of its execution hereof, and will as of the Closing Date be, the sole and exclusive owner and possessor of all right, title and interest in and to the Proprietary Rights listed on Schedule 1.1(b), including without limitation, all registrations and registration applications listed on Schedule 1.1(b) in connection with such Proprietary Rights, in and with respect to the countries and jurisdictions set forth therein; said right, title and interest of Seller in the Proprietary Rights listed on Schedule 1.1(b), as well as the registrations and registration applications with respect thereto, are valid and subsisting as of the date of Seller's execution hereof, and will be valid and subsisting as of the Closing Date and the assignment and transfer to Purchaser of the Proprietary Rights thereupon;


(ii) Seller owns, or possesses adequate licenses or other valid rights to use and to transfer to Purchaser the right to use (without Seller's or Purchaser's incurring any obligation to make any payment, or to grant any rights or other consideration, to any third party in exchange therefor), all Proprietary Rights necessary to the conduct of the Business as presently being conducted, except when the failure to have such licenses or rights would not singly or in the aggregate have a Material Adverse Effect;

(iii) neither Seller nor Black has any Knowledge of any limitation on the ability of Seller to extend the use of the Proprietary Rights outside the United States;

(iv) none of the validity, ownership, enforceability or use of the Proprietary Rights, or any right, title or interest of Seller therein, is being questioned in any Claim to which Seller is a party or subject, nor, do Seller or Black know, or have reason to know, that any such Claim is threatened or would have any merit if asserted, irrespective of whether Seller is or is not made a party or subject thereto;

(v) to the Knowledge of Seller and Black, neither the conduct of the Business as now conducted, nor the use of the Proprietary Rights in connection therewith, does or will infringe, convert, misappropriate, dilute, violate, injure or conflict with any rights of others, including without limitation any intellectual property rights of others (as comprised by the categories of rights included among the Proprietary Rights);

(vi) none of the Proprietary Rights is as of the date of execution hereof, or will upon Closing be, subject to any license, sublicense, transfer, conveyance, assignment, agreement, commitment, instrument, arrangement, understanding, undertaking, indenture, duty, obligation, indemnification, pledge, hypothecation, security interest, Liens, or any other encumbrance of any kind (collectively, "Impairments"), except such licenses as have been duly granted by Seller in the Proprietary Rights under a Contract disclosed on Schedule 1.1(h); neither Seller nor Black is aware of any use of any of the Proprietary Rights that is now being made, except by Seller or by the person(s) duly licensed by Seller to use the same under a Contract disclosed on Schedule 1.1(h), which license(s) neither Seller nor Black knows or believes, or has reason to know or believe, will singly or in aggregate have a Material Adverse Effect; and none of the Proprietary Rights is as of the date of execution hereof, or will upon Closing be, subject to any other Impairments, or any requirements, limitations or restrictions, that would singly or in aggregate have a Material Adverse Effect;

(vii) neither Seller nor Black has Knowledge of any infringement by others of any of the Proprietary Rights;

(viii) neither Seller nor Black, nor any of Seller's parents, subsidiaries or affiliates, nor any person or entity controlled by any of them, (i) is as of the date of execution hereof, or will upon Closing be, in breach of any agreement, commitment, instrument, arrangement, contractual understanding, undertaking, indenture, license, sublicense, assignment, indemnification or any legal, equitable or other enforceable duty or obligation which relates to any of the Proprietary Rights, or (ii) has taken, or will take, any action, or has permitted, or will permit, any omission, that would adversely effect any right, title or interest of the Purchaser in or to any of the Proprietary Rights;

(ix) the transactions contemplated by this Agreement will not have an adverse effect on the ownership, use, validity, transferability or enforceability of any of the Proprietary Rights, and Purchaser will, upon Closing, receive, possess and enjoy the entire right, title and interest of Seller in and to the Proprietary Rights without Purchaser's sufferance of any diminution or limitation of any such right, title or interest existing immediately prior to the Closing, including but not limited to any diminution or limitation of any right to assert any claim, cause of action or right to petition, sue or otherwise seek monetary, injunctive, declaratory or any other recovery or relief, for any past, present or future infringement, conversion, misappropriation or dilution of, or other injury, offense, violation, breach of duty or wrong relating to, the Proprietary Rights;

(x) all necessary steps have been, or promptly can be and will be, taken by Seller and Black to obtain, protect, maintain, enforce and perfect the Proprietary Rights to be received by Purchaser from Seller;

(xi) upon the execution hereof, and thereafter through and upon Closing, no right, title or interest in or to any of the Proprietary Rights will lapse or be sold, assigned, licensed, transferred or otherwise disposed of, except pursuant to the purchase and sale, assignment and transfer to Purchaser of the Proprietary Rights prescribed by this Agreement.

(b) Seller and its predecessors in interest have made continuous use of the BLUE SKY mark in commerce in connection with soft drinks and syrups for soft drinks since January 22, 1985 and there have been no breaks or gaps in said mark's chain of title.

6.19 Taxes. Seller has duly filed all payroll, income, sales and other tax reports and returns required to be filed by it and has duly paid all such taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, taxes in respect of or for redemption, deposits, recycling and containers, and those due in respect of the properties, income, franchises, licenses, sales or payrolls of Seller); and there are no tax liens upon any of the Purchased Assets except liens for current taxes not yet due. The federal income tax returns of Seller have been filed with the IRS for all periods to and including 1998; and, all deficiencies asserted as a result of examinations, if any, of those returns have been paid or finally settled and, to the Knowledge of Seller and Black, no issue has been raised by the IRS in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Further, to Seller's and Black's Knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any tax liability with respect to the periods which have not been audited by the Internal Revenue Service. There are no outstanding agreements or waivers extending the three-year statutory period of limitation applicable to any federal income tax return for any period. Copies of all federal income tax returns for Seller in respect of all years not barred by the statute of limitations have heretofore been delivered by Seller to Purchaser and all such returns are listed in Schedule 6.19. Seller has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f)(2) of the Code.

6.20 Insurance. Schedule 6.20 sets forth a list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance held by or on behalf of Seller, including the amounts of such insurance and annual premiums with respect thereto. Such policies and binders are valid and binding in accordance with their terms and are in full force and effect. Seller is not in material default with respect to any provision contained in any such policy or binder nor has it failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth on Schedule 6.20, there are no material outstanding unpaid claims under any such policy or binder, and Seller has not received any written notice of cancellation or non-renewal of any such policy or binder. Except as set forth on Schedule 6.20, Seller has not received any written notice from any of its insurance carriers that any insurance premiums (including, without limitation, workers' compensation premiums) will be materially increased in the future or that any insurance coverage listed on Schedule 6.20 will not be available in the future on substantially the same terms as now in effect.

6.21  Employee  Benefit Plans and Employer  Relations.  (a) For purposes of this
Agreement:

     "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

     "Seller Benefit Plan" means each Benefit Plan (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by Seller or any ERISA Affiliate for the benefit of any Employee, and pursuant to which Seller, or any ERISA Affiliate has or may have any liability, contingent or otherwise.

     "Department" means the U.S. Department of Labor.

     "Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of Seller or an ERISA Affiliate.

     "Employee Agreement" means each management, employment, severance, retirement, termination, consulting, non-compete, confidentiality, indemnification or similar agreement or contract between Seller and any Employee pursuant to which Seller has or may have any liability contingent or otherwise.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

     "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations", under "common control" or an "affiliated service group" with Seller within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Seller under Section 414(o) of the Code, or is under "common control" with Seller, within the meaning of Section 4001(a)(14) of ERISA.

     "IRS" means the Internal Revenue Service.

     "Multi-Employer   Plan"   means   each   Seller   Benefit   Plan  which  is
"multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" means each Seller Benefit Plan (other than a  Multi-Employer
Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

     "Welfare Plan" means each Seller Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(2) of ERISA.

(b) Schedule 6.21 contains a true and complete list of each Seller Benefit Plan and each Employee Agreement. Neither Seller nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Seller Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any Seller Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Seller Benefit Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Purchaser, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

(c) Seller has provided, or has caused to be provided, to Purchaser: (i) current, accurate and complete copies of all documents embodying or relating to each Seller Benefit Plan and each Employee Agreement, including all amendments thereto, written interpretations thereof and trust or funding agreements with respect thereto.

(d) Neither the Seller nor any entity (whether or not incorporated) that was at any time during the past six years an ERISA Affiliate has ever maintained or had any liability (contingent or otherwise) with respect to any plan that is or was subject to Title IV of ERISA or section 412 of the Code.

(e) Seller is in compliance in all material respects with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

(f) (i) Each Seller Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, including, without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department; (ii) each Seller Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Seller Benefit Plan is so qualified and that each trust forming a part of any such Seller Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Seller Benefit Plan; (iv) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Seller or any ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against Seller or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Seller Benefit Plan with respect to any Seller Benefit Plan or Employee Agreement, or against any Seller Benefit Plan or against the assets of any Seller Benefit Plan; (v) no event or transaction has occurred with respect to any Seller Benefit Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (vi) each Seller Benefit Plan can be amended, terminated or otherwise discontinued without liability to Purchaser, or any of their respective ERISA Affiliates; (vii) Seller, and each ERISA Affiliate have made all payments with respect to all periods through the date hereof, and will make a pro-rata payment for the period ending as of the Closing Date, in each case which are required by each Seller Benefit Plan, each related trust, each collective bargaining agreement or by law to be made to, or with respect to each Seller Benefit Plan (including all insurance premiums or intercompany charges with respect to each Seller Benefit Plan); and (viii) no Seller Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, and to the knowledge of any Seller, Seller, any Subsidiary or any ERISA Affiliate no such audit or investigation is pending or threatened.

(g) The present value of all accrued benefits of each Pension Plan, determined on a plan termination basis using the actuarial assumptions established by the PBGC as in effect on the date of determination, does not as of the date hereof and will not as of the Closing Date exceed the fair market value of the assets (which for this purpose shall not include any accrued but unpaid contributions) of such Pension Plan.

(h) At no time has Seller or any ERISA Affiliate contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Multi-Employer Plan.

(i) Neither Seller nor any ERISA Affiliate (i) maintains or contributes to any Seller Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by
Section 4980B of the Code, or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by
Section 4980B of the Code.

(j) Seller: (i) is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees, except where any noncompliance, individually or in the aggregate, would not have a Material Adverse Effect; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

(k) No work stoppage or labor strike against Seller by Employees is pending or, to the Knowledge of Seller and Black, threatened. Seller: (i) is not involved in or threatened to the Knowledge of Seller and Black with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; and (iii) is not currently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by Seller. No Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing.

(l) With respect to each Welfare Plan, all claims incurred (including claims incurred but not reported) by Employees thereunder for which Seller is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the Interim Balance Sheet.

6.22 Suppliers and Customers. (a) Other than in the ordinary course of business or except as set forth on Schedule 6.22, no supplier of materials or services to Seller has during the last 12 months decreased or, to the Knowledge of Seller or Black, threatened to decrease or limit materially, by an amount in excess of $10,000 per year, its provision of services or supplies to Seller. Neither Seller nor Black has Knowledge of any planned or intended termination, cancellation or limitation of, or any modification or change in, the business relationships of Seller with any supplier or customer of materials or services to Seller by an amount in excess of $10,000 per year. To the Knowledge of Seller and Black, there will not be any such change in relations with material suppliers or customers of Seller as a result of transactions contemplated by this Agreement which could have a Material Adverse Effect.

(b) Since January 1, 2000, there have been no increases in Seller's cost of raw materials, components, ingredients, packing fees or other services provided in connection with the manufacture of Seller's products.

6.23 Officers, Directors and Employees. (a) Seller has previously supplied to Purchaser the total current annual rate of compensation (including bonuses, commissions or incentive compensation) of Randy Hopkinson and Chuck Cassidy (collectively, the "Retained Employees").

6.24 Potential Conflicts of Interest. Except as set forth on Schedule 6.24, to the Knowledge of Seller and Black, no Employee or affiliate of Seller, and no spouse or lineal descendant of any such person, and no person controlled by one or more of the foregoing persons shall, on and immediately after the Closing:

(a) own, directly or indirectly, any interest in (excepting less than 5% stockholdings for investment purposes in securities of publicly held and traded companies), or serve as an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of Seller;

(b) own, directly or indirectly, in whole or in part, any property that Seller uses in the conduct of its business; or

(c) have any cause of action or other Claim whatsoever against, or owe any amount to, Seller, except for claims in the ordinary course of business such as for accrued salary, bonus, commissions, and vacation pay, accrued benefits under Seller Benefit Plans and Welfare Plans, and similar matters and agreements existing on the date hereof which have been disclosed to Purchaser.

6.25 Effect of Transaction. Except as otherwise disclosed in Schedule 6.25, no creditor, key-employee or customer or other person having a material business relationship with Seller has informed Seller that such person intends to change the relationship because of the purchase and sale of the Purchased Assets, nor do Seller or Black have Knowledge of any such intent.

6.26 Accuracy of Information; Full Disclosure. All documents delivered by or on behalf of Seller in connection with this Agreement are complete and accurate in all material respects as of the dates of the documents. No representation or warranty of Seller and Black contained in this Agreement or in any Schedule hereto delivered to Purchaser or any of its affiliates pursuant hereto or in connection herewith contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading. None of the written data or information furnished or made available to Purchaser by Seller, (including, without limitation, the Year-End Financial Statements and the Interim Financial Statements) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading, as of the date of the subject document.

6.27 Adequacy of the Purchased Assets. The Purchased Assets are all of the property, real and personal, tangible and intangible, used or intended to be used in connection with the ownership and operation of the Business other than the Excluded Assets.

7.       REPRESENTATIONS OF PURCHASER.

     Purchaser represents and warrants to Seller:

7.1 Organization and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own its properties, to carry on its businesses as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

7.2 Authorization of Agreement. Purchaser has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of all obligations contemplated hereby have been duly authorized by all requisite corporate action. This Agreement and all other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar statutory and decisional law affecting creditors' rights and debtors' obligations generally, and to general equitable principles, the discretion of courts in awarding equitable relief, and applicable law that may limit or otherwise affect the enforceability of the provisions of Articles 3 and 13 hereof. No filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Purchaser will not, with or without the giving of notice and/or the passage of time, (a) violate any order, writ, injunction, decree or provisions of law applicable to Purchaser, or (b) conflict with or result in the breach or termination of any provision of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets pursuant to any corporate charter, by-law, indenture, mortgage, deed of trust or other agreement or instrument to which Purchaser is a party or by which it is or may be bound.

7.3 Brokers and Finders. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

7.4 Financing. The Purchaser has, or will have at the Closing Date, sufficient funds, or commitments for financing, or both, necessary to insure the payment on the Closing Date of the sums required to be paid to Black and Seller pursuant to paragraph 2.3.

7.5 Bankruptcy, Insolvency, Fraudulent Conveyance. Purchaser is not, and by virtue of the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, will not be, bankrupt, insolvent or unable to pay its debts as they become due. Purchaser has not filed or brought, and does not contemplate bringing or filing, any petition or action seeking relief from creditors, or its own reorganization, dissolution or insolvency, and no other person or entity has filed, threatened, or to the knowledge of Purchaser, threatened, to file or bring any such petition or action against Purchaser. The consummation of the transactions contemplated by this Agreement will not constitute a fraudulent conveyance with respect to Purchaser.

8.       AGREEMENTS OF SELLER AND PURCHASER.

8.1 No Solicitation of Transactions. Seller and Black will not, and Seller and Black will cause their respective Employees, representatives, investment bankers, consultants, advisors, agents and affiliates not to, directly or indirectly, (a) initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, or (b) participate in any discussions or negotiations with, or disclose any information concerning Seller to, or afford any access to the properties, books or records of Seller to, or otherwise assist, facilitate or encourage, any person (other than Purchaser, its affiliates, agents and representatives) in connection with any possible proposal (an "Acquisition Proposal") regarding a sale or acquisition of any of the capital stock or any other equity interest in Seller, or a merger, consolidation or business combination involving Seller, or the liquidation or reorganization of Seller, or a sale of all or (other than in the ordinary course of business consistent with past practice) any portion of the Purchased Assets or any similar transaction. Seller, (i) will notify Purchaser immediately if any inquiry or proposal is made or any such information or access is requested in connection with an Acquisition Proposal, or potential Acquisition Proposal, and
(ii) will immediately communicate to Purchaser the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror.

8.2 Interim Operations. During the period from the date of this Agreement to the Closing Date, except as specifically contemplated by this Agreement or as otherwise approved in writing by Purchaser, Seller shall:

(a) conduct its business only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice;

(b) not make or propose any change or amendment in its charter or by-laws (or equivalent documents);

(c) perform in all material respects its obligations under all material Contracts (except those being contested in good faith) and, other than in the ordinary course of business consistent with past practice, and subject to the other covenants contained in this paragraph 8.2, not enter into or assume any Contract and, if Seller enters into a Contract after the date hereof that would have been required to be on Schedule 1.1(h) had the Contract existed on the date hereof, Seller shall promptly inform Purchaser of such Contract and provide copies of all documentation relating thereto;

(d) not issue, pledge or sell, or issue options, warrants or rights of any kind to acquire, or issue or sell any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of Seller, or, except for the transactions contemplated hereby, enter into any arrangement, understanding or contract with respect to the purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any of its securities, or make any other changes in its capital structure;

(e) not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property or any combination thereof) with respect to, or purchase or redeem, any shares of its capital stock to or from any person other than Seller;

(f) use commercially reasonable efforts to preserve intact its corporate existence, goodwill and business organization, to keep available the services of its present officers and key employees, and to preserve its relationships with suppliers and customers and others having business relations with it;

(g) except as required by law, not adopt, enter into, amend or terminate any Employee Agreements, Seller Benefit Plans or Welfare Plans, or increase in any manner the compensation or fringe benefits of, or forgive indebtedness of, any Employee or pay any benefit not required by any existing Employee Agreement, Seller Benefit Plan or Welfare Plan, or grant any awards under any bonus, incentive, performance or other compensation plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, stock related or based awards, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (except as may be required under the terms of any Employee Agreements, Seller Benefit Plans or Welfare Plans as in effect on the date of this Agreement), contribute to or otherwise fund or secure the benefits or compensation provided under, any of the Employee Agreements, Seller Benefit Plans or Welfare Plans, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing provided, however, that notwithstanding anything in this paragraph 8.2(g), Seller shall be entitled but not obligated to terminate the Blue Sky Natural Beverage Co. Incentive Stock Option Plan, amend or terminate Employment Agreements with employees other than Retained Employees, and pay or provide severance or other termination benefits to employees.

(h) except in the ordinary course of its business consistent with past practice, not (i) incur or assume any indebtedness, (ii) make any loans, advances or capital contributions to, or investments in, any other person, (iii) offer, issue or sell any debt securities or guarantee any indebtedness, and (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(i) not (i) encumber, sell, lease or otherwise dispose of or acquire any assets other than in the ordinary course of business consistent with past practice,
(ii) authorize, propose or enter into or announce an intention to authorize, propose or enter into or recommend, or announce an intention to recommend, an agreement in principle or definitive agreement with respect to any merger, consolidation, other business combination, liquidation or dissolution pursuant to which Seller would be acquired or would acquire or dispose of (in any such case, by merger, consolidation, acquisition or disposition of stock or assets, or similar transaction) material assets (other than sales of inventory by Seller in the ordinary course of business), (iii) waive, release, grant, or transfer any rights of material value, (iv) modify or change in any material respect any existing material license, lease, contract, other document, arrangement or understanding, (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Liabilities of any other person, (vi) make any capital expenditures or enter into or materially modify any material Contract or transaction other than in the ordinary course of business, and (vii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(j) not allow or permit any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business consistent with past practice;

(k) not make any changes in its accounting methods or practices or make any change in depreciation or amortization policies or rates adopted by it;

(l) not make any tax election or settle or compromise any liability for taxes either not in accordance with prior practice or which would have a Material Adverse Effect;

(m) in connection with the continuing operation of the business of Seller between the date of this Agreement and the Closing Date, use all reasonable best efforts to consult in good faith on a regular and frequent basis with representatives of Purchaser to report material operational developments and the general status of ongoing operations. Seller acknowledges that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement and that Purchaser shall have no liability or responsibility for any actions of Seller or any of its officers or directors with respect to matters which are the subject of such consultations; and

(n) not take, or agree to take, any of the actions  prohibited in this paragraph
8.2 or, except for entering into commitments in the ordinary course of business, any action which would make any representation or warranty of Seller contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of any future date on or prior to the Closing Date.

8.3 Access to Information. (a) From the date hereof until the Closing Date, Seller shall, and shall cause its officers, directors, employees and agents to, afford to Purchaser and its officers, directors, employees, counsel, accountants, advisors, representatives and agents access (during regular business hours with reasonable notice) to the officers, employees, agents, properties, offices and other facilities, and to the accounts, books, records (including, without limitation, tax returns and work papers of Seller's independent auditors) and Contracts of Seller, and shall furnish Purchaser and such others with access to all financial, operating, technical and other data and information which Purchaser, through its officers, employees or agents, may from time to time reasonably request. Following the Closing, Seller and Black shall afford to Purchaser reasonable access to its corporate records not constituting a part of the Purchased Assets.

(b) Purchaser will treat, and will use its reasonable best efforts to cause its officers, directors, employees, counsel, accountants, advisors, representatives and agents to treat, confidentially all non-public information concerning Seller furnished to Purchaser in connection with the transactions contemplated by this Agreement, and the content and existence of this Agreement ("Confidential Information"). Notwithstanding the foregoing, Purchaser and/or its representatives may disclose Confidential Information (i) if compelled to disclose the same by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Entities) or by other requirements of law, provided that Purchaser or its affected representative shall have given prompt notice to Seller and Black of any judicial, administrative or legal process purporting to require disclosure and shall have cooperated with Seller and Black to attempt to afford them an opportunity to participate in such process for the purpose of preventing or limiting the disclosure, (ii) in any action, suit or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, (iii) if the same can be shown to have been previously known by such person, (iv) if the same hereafter is in the public domain through no fault of such person, or (v) if the same is later acquired by such person from another source and such person reasonably believes that such source is not under an obligation to another party hereto to keep such Confidential Information confidential.

(c) With the advance permission of Seller, which shall not be withheld unreasonably, Purchaser shall be entitled to contact and have discussions with Seller's customers, suppliers and employees and Seller and Black shall assist Purchaser in facilitating such contact and discussions.

(d) The restrictions set forth in this paragraph 8.3 will not apply to Purchaser following the Closing; except that following the Closing Seller shall have the right to reasonable access to such books and records as may be necessary or convenient to permit Seller or Black to (i) prepare, file and amend tax returns, and to defend such returns in administrative and legal proceedings, or (ii) to bring, defend, or otherwise participate in any action, suit or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder.

(e) In the event of termination of this Agreement for any reason, each party shall promptly return to Seller all Confidential Information obtained from Seller, and any copies made of, or reports or analyses based on, such Confidential Information, and Purchaser shall make no further use of the Confidential Information.

8.4 Certain Filings, Consents and Arrangements. Purchaser and Seller (a) shall cooperate with each other in promptly determining whether any other submissions, notifications or filings are required to be or should be made or whether any consents, approvals, permits, authorizations, exemptions or waivers are required to be or should be obtained under any other federal, state or foreign law or regulation or from other parties to Contracts material to the Business in connection with the consummation of the purchase and sale of the Purchased Assets, and (b) shall cooperate with each other in promptly making any such submissions, notifications or filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits, authorizations, exemptions or waivers. Each of the parties hereto shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the Purchased Assets in accordance with the terms and conditions of this Agreement.

8.5 Notice. Each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in paragraphs 9 or 10, and
(b) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

8.6 Transitional Services. For a period of up to thirty (30) days following the Closing, Seller and Black will cooperate with Purchaser to achieve a smooth transition of the Business from Seller to Purchaser. Without limiting the generality of the foregoing, during such 30-day period (without further cost or expense to Purchaser except for out-of-pocket expenses incurred by Black) Black will make himself available primarily in Santa Fe, New Mexico to assist Purchaser in respect of such transition. To the extent that Black is unavailable during such 30-day period, the 30-day period shall be extended for each day Black is unavailable.

8.7 Further Assurances. (a) From and after the Closing Date, Seller and Black shall take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets, and Seller and Black agree that at any time or from time to time (without further cost or expense to Purchaser except for out-of-pocket expenses incurred by Black or Seller) after the Closing Date, upon the request of Purchaser, Seller and Black will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably require to vest more effectively in the Purchaser good and marketable title to any of the Purchased Assets. Without limiting the generality of the foregoing, Seller and the Purchaser shall participate in taking such action as may be necessary to substitute the Purchaser for Seller as plaintiff or claimant of record in any action, suit, proceeding or claim by Seller with respect to or based upon or arising out of the business of Seller except to the extent that such action, suit or proceeding affects the Excluded Assets and to the extent that such substitution will not materially adversely affect any such action, suit, proceeding or claim, in which event Seller shall remain as plaintiff or claimant with counsel approved by Purchaser on behalf of and for the benefit of Purchaser. In the event that Seller remains as plaintiff or claimant it shall remit to Purchaser all amounts paid to Seller on account of any judgment, order, settlement or payment resulting from any such action, suit, proceeding or claim except to the extent it relates to the Excluded Assets and Purchaser shall bear the costs and expenses incurred by Seller after the Closing in connection therewith.

(b) Following the execution of this Agreement, and upon and after Closing, Seller and Black will provide such full and continuing cooperation and assistance to Purchaser as may be reasonable and necessary to obtain, protect, maintain, enforce and/or perfect any right, title or interest of Purchaser in or to any of the Proprietary Rights to be received by Purchaser from Seller hereunder, provided that Purchaser shall reimburse Seller and Black for any reasonable out of pocket expenses incurred in connection with the foregoing. Such cooperation and assistance shall include without limitation Seller's and Blacks receipt, preparation, execution and delivery to or on behalf of Purchaser of all such documents, instruments and materials, and performance of all such acts, including the participation as a party or witness, as may reasonably be requested by Purchaser for the purposes of obtaining any applications, registrations, recordations or other filings, or initiating, prosecuting, defending or participating in any action or proceeding, of or relating to the Proprietary Rights, this Agreement, or the validity, performance or enforcement of any of the transactions, rights or obligations provided for herein. The cooperation and assistance obligations prescribed by this paragraph 8.7 shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding anything in this paragraph 8.7 to the contrary: Black shall not be required to travel to satisfy his or Seller's obligations under this paragraph 8.7; Purchaser shall reimburse Seller and Black for any reasonable out of pocket costs or expenses incurred by them in connection with the satisfaction of their respective obligations under this paragraph 8.7 within 14 days of written notice of and evidence documenting the cost and expense; and Seller shall be entitled to make use of the assets described in Schedule 1.1(e) until October 31, 2000, at which time they will be shipped at Purchaser's expense to the address designated by Purchaser.

8.8 Use of Firm Name. As of the Closing Date, Seller shall assign and transfer to Purchaser all of its right, title and interest in and to the corporate business name of "Blue Sky Natural Beverage Co." (the "Firm Name") and any other trade names or logos used to identify the Business, and Seller and its affiliates shall relinquish and discontinue the use of the Firm Name and any other name, mark or other designation of service, origin, sponsorship or association containing the words "Blue Sky"; provided, however, that Seller shall have the right to use the Firm Name for a period of six months following the Closing Date for the sole purpose of collecting the accounts receivable referred to in paragraph 1.2(b) of this Agreement.

8.9 Restrictive Covenants. (a) Each of Seller and Black agrees that for a period of five (5) years following the Closing Date that it or he shall not directly or indirectly: (i) own, manage, operate, control, participate in, or be connected in any manner with the ownership, management, operation or control of any business or enterprise, other than Purchaser and/or Purchaser's affiliates, that is otherwise competitive with the Business transferred to Purchaser pursuant to this Agreement or any other non-alcoholic beverage business (excluding any coffee roasting business) (except that mere ownership as an investor of not more than 5% of the publicly-traded securities of a corporation shall not be deemed an association with such corporation) or (ii) provide or offer or attempt to provide such services to any business, person, or enterprise (or successor(s) to any of the same), wherever located, who or which is or was a customer of Seller on or within five (5) years prior to the date of this Agreement, as conclusively evidenced by the accounts receivable, invoices and other records of Seller where such services are similar to or directly or indirectly competitive with services offered or provided by Seller or Purchaser; or (iii) make any statement or perform any act intended to advance an interest of any such existing or prospective competitor with the business transferred to Purchaser or which would in any way injure an interest of Purchaser, its successors and assigns, or be detrimental to its relationships or dealings with existing or potential customers. In recognition of the geographic extent of the parties' operations, the restrictive covenants provided for in this paragraph 8.8(a) shall apply throughout the world.

(b) Each of Seller and Black agrees that for a period of five (5) years following the Closing Date it or he shall not directly or indirectly (i) use or divulge, publish or otherwise reveal to any person, firm, corporation or other entity for any reason or purpose whatsoever, any Proprietary Rights or Confidential Information related to the Business; provided, however, Seller and Black may disclose Proprietary Rights or Confidential Information (x) if compelled to disclose the same by judicial or administrative process or by other requirements of law, provided that Seller or Black shall have given prompt written notice to Purchaser of any judicial, administrative or legal process purporting to require disclosure and shall have cooperated with Purchaser to attempt to afford Purchaser an opportunity to participate in such process for the purpose of preventing or limiting the disclosure, and (y) in any action, suit or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; or (ii) interfere with, disrupt or attempt to disrupt any past, present or prospective contractual or other relationship between Purchaser, and its successors and assigns, and any of the clients, customers, suppliers, advertisers, subscribers, or employees of Seller or Purchaser; or (iii) hire or attempt to hire the Retained Employees.

(c) Each of Seller and Black agree that following the Closing Date it or he shall not make any statement or encourage others to make any statement that would reasonably be expected to disparage, denigrate or criticize the Business or Purchaser.

(d) Because the breach or attempted or threatened breach of the restrictive covenants contained in paragraphs 8.9(a), 8.9(b) and 8.9(c) will result in immediate and irreparable injury to Purchaser for which it will not have an adequate remedy at law, Purchaser shall be entitled, in addition to all other remedies, to a decree of specific performance of these covenants and to a temporary and permanent injunction enjoining such breach.

8.10 Estoppel; Infringement. Upon the execution of this Agreement, and thereafter through and after Closing, neither Seller nor Black, nor any of
Seller's parents, subsidiaries or affiliates, nor any person or entity controlled by any of them, will (i) contest, directly or indirectly, the Purchaser's right, title and interest in and to the Proprietary Rights or the validity, transferability or enforceability thereof, in whole or in part, with respect to any country or jurisdiction whatsoever, nor will any of them voluntarily assist or aid others in so doing or (ii) make, use, offer for sale or sell, or grant any license or consent to make, use, offer for sale or sell, in any country or jurisdiction whatsoever, any trademarks, works of authorship, inventions or other intellectual properties (as comprised of the categories and examples encompassed by the Proprietary Rights), that infringe, convert, misappropriate, dilute, violate, injure or conflict with any of the Proprietary Rights, or constitute a copy, adaptation or colorable imitation of any items encompassed by the Proprietary Rights, or bear a substantial or confusing similarity thereto.

8.11 Continuation of Product Liability Insurance. For a period of not less than one year following the Closing Date, Seller agrees to maintain for its benefit and the benefit of Purchaser its product liability insurance upon terms not less beneficial to the insured party or parties as is currently in effect.

8.12 Disposal of Cans. Seller shall be responsible for the payment for and the disposal of any cans indicated on Schedule 8.12 as being subject to the provisions of this paragraph which have not been used by Purchaser or otherwise disposed of on or before the ninetieth (90) day following the Closing Date. Any payments to be made to co-packers or can manufacturers for these cans or their disposal shall be drawn from the Escrow Deposit.

8.13 Notwithstanding the provisions of paragraph 13.1(e), if Seller contends that absent this Agreement, the customer to whom a payment or credit is allowed under paragraph 13.1(e) is not entitled to that payment or credit, then the payment or credit will be made without prejudice to Seller's right to recover the same from the customer, and such assignments as may be necessary to permit Seller to seek recovery from the customer will be made by Purchaser to Seller.

9.       CONDITIONS TO OBLIGATIONS OF PURCHASER.

     The obligations of Purchaser under this Agreement are subject, on or prior to the Closing Date, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the sole discretion of Purchaser:

9.1 Closing Actions. Seller shall have executed and delivered all agreements, certificates and instruments, and shall have taken all such other actions required of Seller under paragraph 5.2.

9.2 Continued Truth of Representations and Warranties. (i) Each of the representations and warranties of Seller and Black in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Purchaser,
(ii) Seller and Black shall have performed and complied with all of the terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and
(iii) Purchaser's due diligence investigation shall not have disclosed any material misstatement or omission by Seller or Black.

9.3 Consents of Third Parties. Seller shall have received and delivered in writing to Purchaser all requisite waivers, consents and approvals of all third parties whose waiver, consent or approval is required to be obtained by Seller to consummate the transactions contemplated hereby, in form reasonably satisfactory to Purchaser. Seller agrees to use its best efforts to obtain such waivers, approvals and consents prior to the Closing Date, provided that Seller shall not be obligated to provide compensation or other consideration to any third party in exchange for any such waiver, consent or approval. Without limiting the generality of the foregoing, (a) Purchaser shall have received from Trader Joe's, Whole Foods Market Inc. d/b/a Whole Foods Brand 365 and Wild Oats,
(i) written or oral consent to the transfer of Seller's private label agreements with such firms to Purchaser and (ii) assurances reasonably satisfactory to Purchaser that such firms intend to continue their private label agreements with Purchaser, subject to Purchaser maintaining the current pricing structure, and
(b) Purchaser shall have received written confirmation from Claredon Flavor Engineering that it will continue to supply syrups to Purchaser upon the same essential terms as it currently supplies syrups to Seller.

9.4 Absence of Challenge. No action or proceeding by or before any court or other Governmental Entity shall have been instituted or threatened by any Governmental Entity whatsoever against any of the parties hereto, or any director, officer, employee or other representative of Seller with respect to this Agreement or any transaction provided for herein or connected herewith, whether preceding the execution and delivery of this Agreement or arising subsequently.

9.5 Litigation. No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or other Governmental Entity of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or other Governmental Entity of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

9.6 Absence of Material Adverse Change. No event shall have occurred which would have a Materially Adverse Effect on the value of the Business of Seller or on the condition (financial or otherwise), operations, assets, properties, business, prospects or results of operations of the Business or Seller.

9.7 Employment Arrangements. Purchaser shall have made arrangements to employ the Retained Employees upon such terms as are satisfactory to it.

10.      CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligations of Seller under this Agreement are subject, at the Closing Date, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the discretion of Seller:

10.1  Closing   Actions.   Purchaser  shall  have  executed  and  delivered  all
agreements, certificates and instruments, and shall have taken all such other actions required of Purchaser under paragraph 5.2.

10.2 Continued Truth of Representations and Warranties. (i) The representations and warranties made by Purchaser in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Seller, and (ii) Purchaser shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

10.3 Litigation. No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or other Governmental Entity of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or other Governmental Entity of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

11.      TERMINATION PRIOR TO THE CLOSING DATE.

11.1 Termination. Subject to paragraph 11.2, this Agreement may be terminated and the purchase and sale of the Purchased Assets contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual consent of Purchaser and Seller;

(b) by Purchaser or Seller, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred by September 30, 2000 or such later date as may hereafter be mutually agreed upon by the parties hereto;

(c) by Purchaser or Seller if the Closing shall be prohibited by any order, decree or injunction of any Governmental Entity and such order, decree or injunction shall remain in effect after the parties hereto shall have used their reasonable best efforts to have such order or decree reversed or such injunction lifted.

11.2  Effect on  Obligations.  Termination  of this  Agreement  pursuant to this
Article 11 shall terminate all obligations of the parties hereunder, except for the obligations under paragraphs 8.3(e) and 15; provided, however, that termination pursuant to paragraphs 11.1(b) or 11.1(c) shall not relieve the defaulting or breaching party from any liability to any other party hereto.

12.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         Any investigation or examination by Purchaser of the business, properties or affairs of Seller shall not affect the representations and warranties of Seller and Black herein contained, and except as set forth in this paragraph 12, the respective representations and warranties of the parties herein contained in Articles 6 and 7 shall survive for a period of one year following the Closing Date. The representations and warranties set forth in paragraphs 6.19 and 6.9 (but only insofar as paragraph 6.9 relates to taxes) ("Tax Warranties") shall survive the Closing and remain in full force and effect for the applicable statute of limitations for such tax matters (including any extension of such statute of limitations). The representations and warranties set forth in paragraphs 6.1, 6.2, 6.5, 6.11 and 7.3 shall survive the Closing and remain in full force and effect without limitation as to time. The respective covenants and agreements of the parties herein contained shall survive indefinitely, except as otherwise limited by their terms.

13.      INDEMNIFICATION.

13.1 Indemnification by Seller. Seller and Black jointly and severally agree to indemnify Purchaser and hold it harmless from any and all claims, losses,
liabilities,   actions  or  causes  of  action,  assessments,   fines,  damages,
penalties, costs or expenses (including reasonable attorneys' fees) (collectively, "Losses") which Purchaser, or any of its officers, directors, parents or subsidiaries or other affiliates (all of which are included in the term "Purchaser" for purposes of this Article 13), may incur, suffer or become liable for as a result of or in connection with (a) the inaccuracy or breach of any agreement, covenant, representation or warranty of Seller or Black contained in this Agreement, any Exhibit or Schedule or other document or agreement to be delivered pursuant hereto occurring or developing during the period of survival of such agreement, covenant, representation or warranty, provided that written notice thereof is given to Seller before the expiration of any applicable period of survival; (b) non-compliance with any applicable bulk sales law, registration of bills of sale law, or other applicable law for the protection of creditors, except for such Losses, resulting from Purchaser's failure to pay or discharge in due course any Assumed Liability; (c) any assertion against Purchaser of any claim or liability of Seller not expressly assumed hereunder by Purchaser; (d) unless expressly assumed by Purchaser hereunder, the assertion against Purchaser by any person, firm, corporation or Governmental Entity of any obligation or liability of Seller accruing on or prior to, or existing on, the Closing Date and thereafter accrued, including without limitation, tax claims or liabilities;
(e) any amounts paid in good faith by Purchaser to or charged to Purchaser by its customers in respect of goods purchased by Seller's customers on or before the Closing Date, provided that written notice thereof is given to Seller and Black within one-year of the Closing; (f) subject to paragraph 3, failure of Seller to obtain necessary consents to assignment of any of the Purchased Assets; (g) any assertion against Purchaser of any claim or liability relating to or arising out of Purchaser's use of the trademarks "GINGER GALE", "PRIME LIME CREAM" and "ROOT BEER ENCORE", including without limitation any claim for infringement of the rights of a third party; or (h) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing or in enforcing this indemnity. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser may recover any amounts due to it from Seller and Black pursuant to this paragraph 13.1 from the Escrow Deposit pursuant to the provisions of the Escrow Agreement. Purchaser shall give Seller and Black prompt written notice of any claim, suit or demand which Purchaser believes will give rise to indemnification by Seller and Black under this paragraph; provided, however, that the failure to give such notice shall not affect the liability of Seller and Black hereunder unless the failure to give such notice adversely and materially affects the ability of Seller and Black to defend themselves against a claim or to cure the breach or inaccuracy giving rise to the claim for indemnification on account thereof. Except as hereinafter provided, Seller and Black shall have the right to defend and to direct the defense against any such claim, suit or demand, in Seller's name at Seller's and Black's expense and with counsel of Seller's and Black's own choosing, which counsel shall be reasonably satisfactory to Purchaser. Purchaser shall, at Seller's and Black's expense, cooperate in the defense of any such claim, suit or demand. If Seller and Black, within reasonable time after notice of a claim, fail to defend Purchaser or if the facts giving rise to indemnification hereunder shall involve a possible claim by Purchaser or any of its affiliates against a third party, or the facts concern a claim constituting or challenging any material rights or assets of Seller acquired by Purchaser pursuant to this Agreement or seeking an injunction or other equitable relief against Purchaser or any of its affiliates, Purchaser shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Seller and Black subject to the right of Seller and Black to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against Purchaser, provided Seller and Black will not, without Purchaser's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Purchaser a release from all liability in respect of such claim.

13.2 Indemnification by Purchaser. Purchaser agrees to indemnify Seller and hold it harmless from any and all Losses, which Seller or any of its officers, directors, parents or other affiliates, including Black (all of which are included in the term "Seller" for purposes of this Article 13), may incur, suffer or become liable for as result of or in connection with (a) the inaccuracy or breach of any agreement, covenant, representation or warranty of Purchaser contained in this Agreement or other document or agreement delivered pursuant hereto occurring or developing during the period of survival of such agreement, covenant, representation or warranty, including any claims by any third parties alleging facts or circumstances which, if true, would constitute such inaccuracy or breach, provided that written notice thereof is given to Purchaser before the expiration of any period of survival; (b) any assertion against Seller of any claim or liability of Purchaser, including without limitation those assumed hereunder by Purchaser, but excluding any as to which Purchaser is entitled to indemnification pursuant to paragraph 13.1; (c) the assertion against Seller by any person, firm, corporation or Governmental Entity of any obligation or liability caused by or resulting from Purchaser's ownership or use of the Purchased Assets or the conduct of the Business following the Closing hereunder, including without limitation any liability and penalties for taxes of Purchaser; or (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing or in enforcing this indemnity. In case any claim, suit or demand shall arise hereunder Purchaser shall have the same rights and duties given to Seller and Black under paragraph 13.1 hereof.

13.3 Limitation on Indemnification. Neither Seller nor Purchaser shall be liable to indemnify the other for its Losses under paragraphs 13.1(a) and 13.2(a) until such time as the aggregate amount of otherwise indemnifiable Losses exceeds an amount equal to $20,000, and thereafter the indemnification obligations of each party shall apply to Losses in excess of such amount, provided, however, the limitation set forth in this paragraph 13.3 shall not apply with respect to the payment of the Purchase Price..

13.4 Exclusive Remedy. Except for actions based upon fraud or for equitable relief, or for the payment of any amount due under Article 2, the rights and remedies conferred in this Article 13 are intended to and shall constitute the sole and exclusive remedies of the parties.

14.      EFFECTIVENESS OF THIS AGREEMENT.

         This Agreement shall become effective upon the execution and delivery of this Agreement (or counterpart thereof) by all parties hereto and shall not be binding upon any party executing this Agreement (or counterpart thereof) until executed by all parties hereto.

15.      EXPENSES.

         Except as may otherwise be expressly provided herein, Purchaser, on the one hand, and Seller and Black, on the other hand, shall pay their own expenses in connection with this Agreement and the transactions contemplated hereby, including attorneys' and accountants' fees.

16.      SALES, USE, TRANSFER AND OTHER TAXES.

         Purchaser shall pay all sales taxes and transfer taxes incurred in connection with the transfer of the Purchased Assets by Seller to Purchaser.

17.      NOTICES.

         Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given when: actually delivered to the person to whom notice is directed; on the date of the first attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage prepaid; on the date of first attempted delivery if sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties addressed as follows (or to such other address of which the parties may have given notice in accordance with this paragraph 17):

                  In the case of Seller or Black:

                  Before 10/25/00:

                  Blue Sky Natural Beverage Co.
                  510 Don Gaspar Avenue
                  Santa Fe, NM  87501
                  Attn:  Robert Black
                  Telecopy No.: (505) 982-4004
                  Confirmation No.:  (505) 986-8777

                  After 10/25/00:

                  c/o Robert Black
                  308 Madrid Lane
                  Santa Fe, NM  87501
                  Telecopy No.:  (505) 989-3999
                  Confirmation No.:  (505) 988-1982


                  with a copy to:

                  Schuler, Messersmith, Daly & Lansdowne
                  4300 San Mateo NE, Suite B380
                  Albuquerque, NM  87110
                  Attn:  Joseph K. Daly, Esq.
                  Telecopy No.:  (505) 872-0900
                  Confirmation No.:  (505) 872-0800

                  In the case of Purchaser:

                  Before 10/15/00:

                  c/o Hansen Beverage Company
                  2380 Railroad Street
                  Corona, California  91720
                  Attn:  Rodney C. Sacks
                  Telecopy No.:  (909) 739-6210
                  Confirmation No.:  (909) 739-6200

                  After 10/15/00:

                  c/o Hansen Beverage Company
                  1010 Railroad Street
                  Corona, California  91720
                  Attn:  Rodney C. Sacks
                  Telecopy No.:  (909) 739-6210
                  Confirmation No.:  (909) 739-6200

                  with a copy to:

                  Winston & Strawn
                  200 Park Avenue
                  New York, New York 10166
                  Attn:  Benjamin M. Polk, Esq.
                  Telecopy No.:  (212) 294-4700
                  Confirmation No.:  (212) 294-6700



18.      SUCCESSORS.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Purchaser, on the one hand, and Seller and Black, on the other hand, shall not assign their respective obligations hereunder, other than an assignment by Purchaser to one of its subsidiaries or affiliates or to a lender of Purchaser, without the prior written consent of the other parties.

19.      PARAGRAPH HEADINGS.

         The paragraph headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

20.      GOVERNING LAW; ARBITRATION.

20.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to the conflict of law provisions of such State).

20.2 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration conducted by JAMS/Endispute. ("JAMS") in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the "Rules"). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California. Judgment upon any award rendered may be entered in any court having jurisdiction thereof. Within 7 calendar days after appointment the arbitrator shall set the hearing date, which shall be within 90 days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of 5 depositions by each party to last no more than 2 days in aggregate for each party. Both Seller and Purchaser waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose of imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that this Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void. In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys' fees to the prevailing party. The arbitrator shall make his or her award no later than 7 calendar days after the close of evidence or the submission of final briefs, whichever occurs later. The obligations herein to arbitrate shall not prevent any party from seeking temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such party and court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute or to seek a remedy specifically provided for in this Agreement. All parties hereto acknowledge and agree that the state and federal courts of the State of California are courts of competent jurisdiction for purposes of this paragraph and do hereby submit to the jurisdiction of the appropriate court in the State of California to which the matter is first submitted by a party for enforcement of any arbitration award or to obtain any such interim relief as herein provided.

21.      ANNOUNCEMENTS.

         No press releases, announcements or other disclosure relating to this Agreement or the transactions contemplated herein will be made or issued to the press, employees, customers, suppliers or any other person without the joint approval of Purchaser and Seller (which approval will not be unreasonably withheld or delayed), except that in the case of any public disclosure required by law, Seller's approval will not be required but Seller shall be afforded a reasonable opportunity to review and comment upon the required disclosure.

22.      ENTIRE AGREEMENT.

         This Agreement, including all Schedules and Exhibits hereto, and all agreements to be delivered by the parties pursuant hereto represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and, therefore, supersede all prior negotiations between such parties and cannot be amended, supplemented or changed orally, but only by an agreement in writing which makes specific reference to this Agreement or the agreement delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

23.      COUNTERPARTS.

         This Agreement may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party shall sign at least one counterpart of this Agreement, all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



         PURCHASER:                         BLUE SKY NATURAL BEVERAGE CO., a
                                                     Delaware corporation




                                                    By:/s/ Rodney C. Sacks
                                                    Title: Chairman and CEO



         SELLER:                            BLUE SKY NATURAL BEVERAGE CO., a
                             New Mexico corporation



                                                     By:/s/ Robert Black
                                                     Title: CEO

                                                     By: /s/ Michael Rising
                                                     Title: Executive Vice
                                                            President



         SHAREHOLDER:                                /s/ Robert Black
                                                       Robert Black